Exhibit 10.1
TERMINATION AND REPURCHASE AGREEMENT
     This Termination and Repurchase Agreement, effective as of June 11, 2007, is entered into by and between Aspect Medical Systems, Inc., a Delaware corporation having a principal place of business at One Upland Road, Norwood, Massachusetts 02062 (“AMS”), and Boston Scientific Corporation, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 (“BSC”).
     WHEREAS, AMS and BSC entered into that certain OEM Product Development Agreement as of August 7, 2002 (as amended January 31, 2005 and February 5, 2007, the “2002 Agreement”), pursuant to which AMS was to develop certain products that BSC would then commercialize for sale and pursuant to which AMS granted BSC an exclusive option to become the distributor for a period of time of certain AMS products; and
     WHEREAS, AMS and BSC entered into that certain Product Development and Distribution Agreement as of May 23, 2005 (the “2005 Agreement”) pursuant to which AMS was to develop new applications of its brain-monitoring technology in the area of the diagnosis and treatment of neurological, psychiatric and pain disorders and BSC was appointed the exclusive distributor of such products; and
     WHEREAS, AMS and BSC entered into that certain Letter Agreement dated August 7, 2002 (the “Letter Agreement”), and that certain Security Agreement dated August 7, 2002 (the “Security Agreement”), pursuant to which BSC agreed to make revolving interest-bearing loans (the “Revolving Loans”) to AMS from time to time at the request of AMS, such revolving loans being evidenced by that certain promissory note in the original principal amount of $5,000,000 dated August 7, 2002 made by AMS in favor of BSC (the “Revolving Note” and together with the Letter Agreement and the Security Agreement, the “Credit Agreements”); and
     WHEREAS, AMS and BSC entered into (a) that certain Stock Purchase Agreement dated as of August 7, 2002 pursuant to which AMS sold and BSC purchased 1,428,572 shares (the “2002 Shares”) of AMS Common Stock, $0.01 par value per share (the “Common Stock”) and (b) that certain Stock Purchase Agreement dated as of April 7, 2004 pursuant to which AMS sold and BSC purchased 500,000 shares of Common Stock (the “2004 Shares” and together with the 2002 Shares, the “Initial Shares”); and
     WHEREAS, BSC holds of record as of the date of this Agreement an aggregate of 6,013,239 shares (the “Shares”) of Common Stock, including the Initial Shares; and
     WHEREAS BSC and AMS now intend to terminate the 2002 Agreement, the 2005 Agreement and the Credit Agreements and AMS will repurchase an aggregate of 2,000,000 Shares immediately, consisting of the Initial Shares and an additional 71,428 Shares (collectively, the “Purchased Shares”) and BSC will grant AMS an option to repurchase the remaining Shares, all on the terms set forth herein.
     NOW THEREFORE, the parties agree as follows:

ARTICLE I
TERMINATION
     1.1. TERMINATION OF 2002 AGREEMENT AND 2005 AGREEMENT. The 2002 Agreement and 2005 Agreement shall terminate effective immediately upon and subject to completion of the delivery and payment contemplated on the Initial Purchase Date pursuant to Section 2.1 hereof (the “Termination Date”) and thereafter shall have no further force or effect. Notwithstanding anything to the contrary in either Section 10.3 of the 2002 Agreement or Section 12.3 of the 2005 Agreement, all obligations under such Agreements shall cease effective on the Termination Date, and on such Termination Date all rights granted by either party under such Agreements shall terminate (including, but not limited to, the rights and obligations specified in Section 10.3 of the 2002 Agreement or Section 12.3 of the 2005 Agreement as surviving termination) except that only Section 11.2 of the 2002 Agreement and Section 13.2 of the 2005 Agreement shall survive the Termination Date.
     1.2. TERMINATION OF CREDIT AGREEMENTS. The Credit Agreements shall terminate effective immediately upon and subject to the Termination Date and thereafter shall have no further force or effect and on the Termination Date the Revolving Note shall be deemed cancelled. In furtherance of the foregoing, BSC agrees to execute such documents and instruments, and also hereby authorizes AMS take such further actions and to execute and file any such documents and instruments, as may be reasonably required in order to effect the release of any lien or security interest that may currently be in force with respect to any Collateral (as defined in the Security Agreement) of AMS pursuant to the Credit Agreements. BSC hereby agrees and acknowledges that no Revolving Loan, or any interest or fees in connection therewith, or any other indebtedness of AMS to BSC, is currently outstanding.
ARTICLE II
PURCHASE OF SHARES
     2.1. SALE AND PURCHASE; CONSIDERATION. On the terms and subject to the conditions herein, AMS hereby agrees to purchase from BSC, and BSC hereby agrees to sell to AMS, the Purchased Shares at a price per share equal to the average closing price of the Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days up to and including the date of execution of this Agreement (the “Initial Per Share Purchase Price”).
     2.2. DELIVERY AND PAYMENT. Within two business days after the date of execution of this Agreement (the “Initial Purchase Date”) (i) BSC will deliver to AMS the certificate or certificates representing the Purchased Shares, together with a stock power and assignment duly executed in blank in the form attached hereto as Exhibit A, and (ii) AMS will deliver to BSC an amount equal to the product of (x) the Initial Per Share Purchase Price multiplied by (y) the aggregate number of Purchased Shares (the “Initial Purchase Price”), by wire transfer of U.S. Dollars in immediately available funds.

     2.3. REPRESENTATIONS AND WARRANTIES OF BSC. As an inducement to AMS to enter into this Agreement, BSC hereby represents and warrants to AMS that the following statements are true, correct and complete in all material respects as of the date hereof, and shall be true, correct and complete in all material respects as of the Initial Purchase Date, and as of each Call Option Purchase Date (except that on each Call Option Purchase Date, the representations with respect to the Shares shall mean the total number of Shares being purchased on such date):
          2.3.1 Requisite Power and Authority. BSC has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out BSC’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by BSC and, assuming due authorization, execution and delivery by AMS, constitutes a valid and binding obligation of BSC enforceable against BSC in accordance with its terms.
          2.3.2 Ownership of Shares. BSC is the lawful owner of the Shares and has full right, title and interest in and to the Shares, subject to no security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preemptive right, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws), receipt of income or other exercise of any attributes of ownership that would impair BSC’s right or ability to transfer the Shares to AMS.
          2.3.3 Information. BSC has had the opportunity to discuss with AMS’s officers and other directors the terms of the transactions contemplated by this Agreement. BSC acknowledges that by selling the Shares to AMS pursuant to this Agreement, BSC will not benefit in any way from any future appreciation in the market value of the Shares repurchased by AMS or any future sale of AMS or any of its subsidiaries of any of their assets and businesses or from any future distributions of cash or other property by AMS to its shareholders.
          2.3.4 Purchase Price. BSC agrees that the Initial Purchase Price and the Option Purchase Price (as defined below) were negotiated and determined between the parties following arm’s length negotiations.
          2.3.5 Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing of or with any governmental authority or third party is required in connection with BSC’s sale of the Shares to AMS or with the consummation of the transactions contemplated by this Agreement, except as may be required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     2.4 REPRESENTATIONS AND WARRANTIES OF AMS. AMS hereby represents and warrants to BSC that the following statements are true, correct and complete in all material respects as of the date hereof, and shall be true, correct and complete in all material respects as of the Initial Purchase Date, and as of each Call Option Purchase Date (except that (i) on each Call Option Purchase Date, the representations with respect to the Shares shall mean the total number of Shares less any number of shares of Common Stock heretofore sold to AMS pursuant to this Agreement, and (ii) AMS makes the representation in Section 2.4.4 below only on the date of this Agreement as first written above):
          2.4.1 Requisite Power and Authority. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of AMS, or, in the alternative, by a committee of such Board of Directors consisting solely of Non-Employee Directors (as such term is defined in Rule 16b-3(b)(3) promulgated under the Exchange Act). AMS has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out AMS’s obligations hereunder and to consummation the transactions contemplated hereby. This Agreement has been duly executed and delivered by AMS and, assuming due authorization, execution and delivery by BSC, constitutes a valid and binding obligation of AMS enforceable against AMS in accordance with its terms.
          2.4.2 Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing of or with any governmental authority or third party is required in connection with AMS’s purchase of the Shares from BSC or with the consummation of the transactions contemplated by this Agreement.
          2.4.3 Sufficiency of Capital. AMS has sufficient capital to meet its obligations pursuant to Sections 2.1 and 2.2 hereunder.
          2.4.4 S-3 Eligibility. AMS is eligible to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the Shares.
ARTICLE III
LOCK-UP AND CALL OPTION
     3.1. LOCK-UP. For a period of 180 calendar days beginning on the date hereof (the “Lock-Up Period”), BSC agrees that, except with the prior written consent of AMS or pursuant to Article II above and Section 3.2 below, it will not sell, contract to sell, grant any option to purchase, or dispose of any of the Shares. Notwithstanding the foregoing, BSC shall not be prohibited from engaging in any transaction with respect to the Shares, provided that BSC is able to satisfy its obligation under Section 3.2.2 hereof to deliver, within three business days, the Shares subject to a particular Call Option Notice, subject to no security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preemptive right, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws), receipt of income or other exercise of any attributes of ownership that would impair BSC’s right or ability to transfer the Shares to AMS.
     3.2. CALL OPTION.
          3.2.1 Call Option. BSC hereby grants to AMS the unconditional right to purchase (the “Call Option”), in one or more transactions, any and all of the 4,013,239 Shares (subject to adjustment for any stock splits, stock dividends or similar adjustments to capitalization) not purchased pursuant to Article II above (the “Option Shares”) at a price equal to the greater of (x) $15 per Share and (y) the average closing price of the Common Stock, as reported on the Nasdaq Global Market, for a period of ten (10) consecutive trading days up to and including the date that AMS exercises its Call Option pursuant to Section 3.2.2 below (the “Call Option Price”). AMS shall have the right to exercise this Call Option from time to time during the Lock-up Period.
          3.2.2 Exercise of Call Option. With respect to each such exercise of the Call Option, AMS shall give written notice to BSC, which notice shall state that AMS is exercising its Call Option, the number of Option Shares to be purchased in accordance with such exercise and the aggregate Call Option Price. Within three business days after delivery of the Call Option Notice, BSC shall surrender to AMS or its transfer agent all certificates for the Option Shares to be purchased, together with a stock power and assignment duly executed in blank in the form attached hereto at Exhibit A, in exchange for payment in full of the Call Option Price by wire transfer of U.S. Dollars in immediately available funds for such Option Shares duly endorsed for transfer and free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws), security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.
          3.2.3 Failure to Exercise Call Option. If AMS shall fail to exercise its Call Option during the Lock-Up Period with respect to all of the Shares, and, at the expiration of the Lock-Up Period BSC is deemed to beneficially own, under Section 13 of the Exchange Act, 10% or greater of the Common Stock, BSC shall be deemed to have requested, in writing pursuant to Section 2.1 of that certain Registration Rights Agreement dated the date hereof by and between AMS and BSC ( the “Registration Rights Agreement”), that AMS file a registration on Form S-3 for the purpose of registering, for resale, under the Securities Act of 1933, as amended, any Shares not purchased by AMS pursuant to a Call Option. Thereafter, AMS shall comply with the requirements of the Registration Rights Agreement with respect to all Shares not purchased by AMS.
ARTICLE IV
MISCELLANEOUS
     4.1. Governing Law. This Agreement shall be governed in all respects by the internal laws of the Commonwealth of Massachusetts, without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.
     4.2. Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.
     4.3. Successors and Assigns; Assignment. This Agreement shall bind the successors and assigns of each party, and inure to the benefit of each party or its successors and assigns. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other; provided, that notwithstanding the foregoing, either party may assign, without the other party’s consent, its rights and obligations hereunder to an affiliate or to a purchaser of all or substantially all of the assets or business of such party. No such assignment or delegation shall relieve the assigning or delegating party from its obligations hereunder.

     4.4. Entire Agreement and Waiver. This Agreement constitutes the complete, final and exclusive statement of the agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however that Section 11.2 of the 2002 Agreement and Section 13.2 of the 2005 Agreement and the Registration Rights Agreement shall remain in effect. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in a writing signed by a duly authorized officer of each of AMS and BSC. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a continuing waiver unless otherwise expressly provided.
     4.5. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.
     4.6. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
     4.7. Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be given in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile. Notice shall be deemed sufficiently given for all purposes upon the earlier of (i) the date received, (ii) if sent by reputable overnight courier, one business day after it is deposited with such courier, or (iii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addresses as provided below. If any such notice is hand delivered, the delivery shall be effected upon receipted delivery. Notices shall be given, in the case of BSC, addressed to the attention of the Treasurer, with a copy to the attention of the Assistant General Counsel at One Boston Scientific Place, Natick, Massachusetts, 01760, and in the case of AMS, addressed to the attention of Chief Financial Officer or to such other place as any party may designate as to itself by written notice to the other party, with a copy to Susan Murley, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.
     4.8. Expenses. Each party shall pay all costs and expenses that each, respectively, incurs with respect to the negotiation, execution, delivery and performance of the Agreement.
     4.9. Construction. This Agreement shall be deemed drafted by both parties, and it shall not be construed against either party as the drafter of the document.
     4.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.11. Headings. Headings of the articles, sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.
     4.12. Interpretation. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word “include”, “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”
     4.13. Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Termination and Repurchase Agreement effective as of the date first set forth above.

Aspect Medical Systems, Inc.		Boston Scientific Corporation

By:	/s/ Nassib Chamoun	By:	/s/ Lawrence C. Best
	Name: Nassib Chamoun		Name: Lawrence C. Best
	Title: President & CEO		Title: EVP

Exhibit A
ASSIGNMENT SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED and pursuant to that certain Agreement, dated as of June ___, 2007, BOSTON SCIENTIFIC CORPORATION, hereby sells, assigns and transfers unto ASPECT MEDICAL SYSTEMS, INC., an aggregate of [___] shares of Common Stock of ASPECT MEDICAL SYSTEMS, INC., standing in the undersigned’s name on the books of said corporation represented by Certificate Nos. ___, ___and ___ herewith, and does hereby irrevocably constitute and appoint AMS’s Secretary to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:

Boston Scientific Corporation

By:
Name:
Title: